Kimberly-Clark's Second Quarter 2003 Sales Rose 4 Percent to $3.5
                 Billion; Diluted Net Income Was 82 Cents Per Share
             Company Outlines Strategic Plan and Long-Term Objectives

         DALLAS, July 23, 2003--Kimberly-Clark Corporation (NYSE: KMB) today reported that sales in the second quarter of 2003 were $3.5 billion, an increase of 4 percent over the prior year. Diluted net income for the second quarter was 82 cents per share in 2003, up from 81 cents per share in 2002.
              Compared with earnings before unusual items of 86 cents per share in 2002, second quarter earnings per share declined about 5 percent. Last year's unusual items are described in more detail below.
              Sales growth in the second quarter of 2003 was driven primarily by a 4 percent improvement in currency exchange rates. Sales volumes were essentially flat, reflecting weaker-than-expected growth in a number of key categories in North America, particularly diapers and consumer tissue products. Net selling prices were approximately the same as last year, as price increases in certain geographies were offset by continued high levels of competitive promotional spending overall.
              Compared with the prior year, second quarter results were also impacted by higher pretax pension expense of about $35 million.
              Thomas J. Falk, chairman and chief executive officer of
         Kimberly-Clark, said, "While sales volumes in the second quarter trailed our earlier expectations and the cost of energy and raw materials moved higher, we more than made up for these factors with progress on our priority to cut costs this year. Our businesses delivered savings of nearly $50 million in the quarter, putting us well on our way to achieving our annual target of $175 million to $200 million. I'm also encouraged by the improvement in market share trends for our diapers

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         and training pants in North America and the rebound in operating profit margin for our Business-to-Business segment in the second quarter.
              "Meanwhile, continued strong cash flow enabled us to repurchase another 2.2 million shares of our common stock during the quarter.
              "Today, we are also introducing our new global business plan.
         It's the result of a six-month internal evaluation of our long-term corporate and financial objectives. The plan calls for significant changes in the way we operate, in particular how we assess our opportunities and how we allocate our capital. As you will see from details provided later in this news release, the main focus of the plan is to drive improved returns. With the plan, we have reset our target for top-line growth to 3 to 5 percent annually which, combined with margin improvement and share repurchases, should enable us to deliver earnings per share growth in the mid to high single digits. It will also result in solid cash flow growth, enabling us to increase our annual dividend at a high single-digit to low double-digit rate over the next five years.
              "Importantly, I believe that our new plan lays out a strong, credible and achievable roadmap for delivering value to our shareholders."
         Unusual items
              There were no unusual items in the second quarter of 2003. In the second quarter of 2002, the company recorded a pretax charge of about $27 million, or 3 cents per share, for losses associated with tax credits in Brazil. Last year's second quarter results also included pretax charges of approximately $15 million, equivalent to 2 cents per share, for business improvement programs primarily in Latin America and Europe.
              Kimberly-Clark management believes that, because of the nature of the unusual items, investors' understanding of the company's performance is enhanced by disclosing earnings per share before unusual items as a reasonable basis for comparison of the company's ongoing results of operations. The attached Earnings Summary schedule provides a reconciliation of earnings per share before unusual items

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         to diluted net income per share determined in accordance with generally accepted accounting principles.
         Review of second quarter sales
              The company's Consumer Tissue and Business-to-Business segments posted higher sales, while Personal Care sales were even with last year.
              Sales of consumer tissue products were up approximately 6 percent, driven primarily by currency effects in Europe and Australia. Overall sales volumes increased nearly 1 percent following strong growth of 13 percent in the second quarter of 2002. Net selling prices were about the same as last year, as response to competitive promotional activity in North America and Europe negated list price increases mainly in those geographies.
              In North America, sales volumes of consumer tissue products rose
         1 percent on top of last year's 12 percent gain. Volume growth remained solid for Cottonelle and Scott bathroom tissue despite below-trend consumer demand for the overall category. Net pricing was off almost 1 percent due to increases in competitive promotion spending.
              In Europe, sales advanced 20 percent primarily as a result of improvement in currency exchange rates for the euro and the British pound. Sales volumes rose 3 percent and net selling prices rose more than 1 percent. Meanwhile, consumer tissue sales were up more than 5 percent in Asia, as volume gains in Korea and currency benefits in Australia were partially offset by continued weakness in Taiwan.
              Personal Care sales were flat in the second quarter. Currency-related gains of about 3 percent and slightly higher net selling prices were offset by lower sales volumes of more than 3 percent. Sales volumes were affected by intense competition in the diaper category in a number of key markets as well as a slowdown in category growth in North America.
              In North America, Personal Care sales volumes decreased approximately 4 percent versus the second quarter of 2002 despite record shipments of Pull-Ups training pants, GoodNites youth pants and Huggies Little Swimmers swimpants. Although sales volumes of Huggies diapers were lower than last year, the brand's market share improved

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         sequentially from the first quarter to the second quarter. Net selling prices of personal care products in North America were similar to last year.
              Personal care sales in Europe increased more than 11 percent in the quarter due primarily to favorable currency rates, partially offset by lower sales volumes for the company's diaper products. In Asia, personal care sales rose nearly 11 percent in the second quarter, highlighted by strong double-digit growth in Australia from a combination of currency benefits and higher sales volumes. Sales volumes were higher for the majority of the company's operations in the region. Finally, in Latin America, sales decreased 15 percent, as price increases were not sufficient to offset widespread volume and currency weakness throughout most of the region.
              Sales of business-to-business products increased nearly 8 percent in the quarter, boosted by volume growth of about 3 percent and currency benefits of more than 4 percent. The company's global Health Care business posted record quarterly sales. Its sales volumes rose 10 percent, with strong growth outside North America and substantially higher sales of face masks and gloves. K-C Professional's sales volumes increased approximately 4 percent in North America and nearly 10 percent in Asia, but were flat in Europe. Overall selling prices declined 1 percent compared with the second quarter of last year.
         Other second quarter operating results
              Operating profit in the second quarter of 2003 was $606.9 million, about 3 percent below the prior year. The company made further progress in its efforts to reduce costs in 2003, as savings ramped up to nearly $50 million in the quarter from more than $40 million in the first quarter. The savings are net of higher resin costs. The cost reductions, however, were more than offset by the increase in pension expense of about $35 million and higher fiber and energy costs of approximately $40 million.
              Kimberly-Clark's share of net income of equity companies in the second quarter increased to $30.3 million in 2003 from $21.5 million in 2002 primarily due to higher net income at Kimberly-Clark de Mexico, S.A. de C.V. (KCM). Most of the increase was attributable to

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                                      - 5 -

         lower currency transaction losses compared with last year. Before currency effects, KCM's second quarter sales improved approximately 6 percent, nearly offsetting inflationary cost increases.
              Cash provided by operations in the second quarter was $689 million compared with an all-time record of $797 million in 2002 and $521 million in the first quarter of this year.
         Year-to-date results
              For the first six months of 2003, sales of $7.0 billion were up
         3.9 percent from $6.7 billion in the prior year. Excluding currency effects, sales were essentially flat. Operating profit declined 8 percent to $1,186.2 million in 2003 versus $1,289.2 million in 2002. Diluted earnings per share for the first six months of 2003 were $1.60 versus $1.65 in 2002, a decline of 3 percent. Earnings before unusual items of $1.62 per share in 2003 were about 6 percent lower than last year's level of $1.73 per share.
              At June 30, 2003, net debt and preferred securities totaled
         $3.8 billion, compared with $3.9 billion at the end of 2002. For the first six months of the year, the company repurchased 4.7 million shares of its common stock at a cost of approximately $225 million.
              The company recently announced plans to redeem $200 million of
         7.875 percent debentures and $200 million of 7 percent debentures. The redemptions will take place in the third quarter, enabling the company to refinance these obligations at substantially lower interest rates. Because of the nature of these transactions, the company will consider the costs of calling the debentures totaling approximately $20 million as unusual items in the third quarter.
         Outlook
              Commenting on the outlook, Mr. Falk said, "Clearly, the business environment remains difficult. Despite soft category growth, intense competition and higher raw material and energy costs, we still expect earnings per share before unusual items in the third quarter of 2003 will slightly exceed the second quarter. As for the fourth quarter, we expect further sequential improvement in earnings per share before unusual items.

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                                      - 6 -

              "For the year, we are still aiming for earnings before unusual items of $3.36 per share. Without some improvement in the business environment, however, it's possible that target could prove to be optimistic. That said, we will do our utmost to increase sales volumes and aggressively reduce costs over the balance of the year in order to deliver on our commitments."
         Global Business Plan
              Addressing the company's new strategic plan, Mr. Falk said it is designed to make Kimberly-Clark a stronger and more competitive company that delivers more predictable results.
              "Our Global Business Plan is based, in part, on continuing to do what we do well - understanding and meeting consumer wants and needs, striving to be the best possible partner with our customers, and driving innovation," he said. "But the plan also calls for our organization to be more disciplined, balancing the growth and profitability of our operations to drive improved returns."
              The most significant structural element of the plan is that the company has put each of its businesses into one of three categories based on an in-depth assessment of their market dynamics, the strength of their brands and technologies and their profitability and returns. The categories - grow, sustain and fix - will govern how the company allocates capital.
                o In the first category are brands and sectors that are growing the fastest - products like household towels, wipes, training pants, and light-end adult incontinence. Today, they account for more than 15 percent of sales and operating profit. They offer superior returns and the company's revised strategic plan calls for accelerated investments to fuel their growth.
                o In the second category are such businesses as North American infant care and facial tissue - generating solid, healthy returns and enjoying strong market shares. These businesses today represent nearly two-thirds of net sales and about three-quarters of operating profit. Here, the company will


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                                      - 7 -

                      concentrate its investments on product improvements to sustain its strong positions in these markets. Planned productivity improvements will also support volume growth and improved margin goals.
                o Examples of businesses in the third category are businesses like North American K-C Professional Washroom and European Personal Care. They have not been performing to satisfaction, accounting for 20 percent of net sales, but less than 10 percent of operating profit. They are not currently generating the returns on capital the company expects. The primary focus will be to fix these businesses before investing any significant capital in new capacity.
              Mr. Falk noted that the new plan is all about setting priorities and making changes that will help Kimberly-Clark grow sales and maximize profit from each aspect of its operation. It also is a realistic assessment of what the company's portfolio can achieve. Accordingly, the company's revised key long-term financial objectives are:
                o Sales growth: 3-5 percent (Represents organic growth, without any significant contribution from acquisitions)
                o Profit margins: average annual improvement of 40-50 basis points in gross profit and operating profit margins
                o     Earnings per share growth: mid to high single digits
                o Capital spending: 5-6 percent of sales (Down from an average of 7.3 percent of sales over the last five years)
                o Working capital: reduction of more than 200 basis points long term versus 2002
                o Return on investment capital (ROIC): increase more than 2 percentage points long term versus 2002
                o Dividends: annual increases at a high single-digit to low double-digit rate over the next five years
                o Share repurchases: 2 percent of outstanding shares per year (Depending on market conditions)


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                                      - 8 -

              Mr. Falk continued, "With our new plan, we have a solid platform in place for growing our business and applying greater financial discipline. Longer term, it establishes a stronger foundation for future growth through market share gains and new product breakthroughs.
              "Given our tradition of innovation and our new, more rigorous financial discipline, I'm confident we can achieve our top- and bottom-line growth targets, continue to provide healthy dividend increases and deliver superior value to our shareholders."
         Conference call
              A conference call to discuss this news release and other matters of interest to investors and analysts will be held at 9 a.m. (CST) today. The conference call will be simultaneously broadcast over the World Wide Web. Stockholders and others are invited to listen to the live broadcast or a playback, which can be accessed by following the instructions set out in the Investors section of the company's Web site (www.kimberly-clark.com).
         About Kimberly-Clark
              Kimberly-Clark and its well-known brands are an indispensable part of life for people in more than 150 countries. Every day, one in four people around the world trust K-C's brands to enhance their health, hygiene and well-being -- brands such as Kleenex, Scott, Huggies, Pull-Ups, Kotex and Depend. For the second consecutive year, Kimberly-Clark has been named to Fortune magazine's list of "100 Best Companies to Work For In America." With nearly 64,000 employees worldwide, the company has received similar recognition in the U.K., Argentina, Australia, Czech Republic, Korea and Thailand. To keep up with the latest K-C news and to learn more about the company's 131-year history of innovation, visit www.kimberly-clark.com. Copies of Kimberly-Clark's Annual Report to Stockholders, its proxy statements and its other SEC filings, including Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K,




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                                     - 9 -

         are made available free of charge on the company's Web site on the same day they are filed with the SEC. To view these filings, visit the Investors section of the company's Web site.

              Certain matters contained in this news release concerning the business outlook, including new product introductions, cost savings and acquisitions, anticipated financial and operating results, strategies, contingencies and transactions of the company constitute forward-looking statements and are based upon management's expectations and beliefs concerning future events impacting the company. There can be no assurance that these future events will occur as anticipated or that the company's results will be as estimated. For a description of certain factors that could cause the company's future results to differ materially from those expressed in any such forward-looking statements, see the section of Part I, Item 1 of the company's Annual Report on Form 10-K for the year ended December 31, 2002 entitled "Factors That May Affect Future Results."

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
                                 KIMBERLY-CLARK CORPORATION
                                    PERIOD ENDED JUNE 30
                           (Millions, except per share amounts)



EARNINGS SUMMARY:

There were no unusual items in the second quarter of 2003.

The following tables present the reconciliation of earnings before unusual items to GAAP net income.


                                                                 Three Months Ended
                                                                   June 30, 2002
                                                          --------------------------------
                                                                                 Diluted
                                                           Income               Earnings
                                                          (Expense)             Per Share
                                                          --------------------------------

Earnings Before Unusual
  Items............................................         $448.0                $ .86

Charges for Unusual Items:

  Brazil
    Tax Credits....................................          (13.5)                (.03)

  Business Improvement
    Programs.......................................           (9.9)                (.02)
                                                            ------                -----

Net Income.........................................         $424.6                $ .81
                                                            ======                =====

Average Diluted Common
  Shares Outstanding...............................                               522.6



















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

                                        KIMBERLY-CLARK CORPORATION
                                           PERIOD ENDED JUNE 30
                                   (Millions, except per share amounts)


                                                                      Six Months Ended June 30
                                                 --------------------------------------------------------------------

                                                              2003                                 2002
                                                 ------------------------------        ------------------------------
                                                                      Diluted                               Diluted
                                                   Income            Earnings           Income              Earnings
                                                 (Expense)           Per Share         (Expense)           Per Share
                                                 ---------           ---------         ---------           ---------

Earnings Before Unusual
  Items..........................................   $826.1             $ 1.62             $904.1              $ 1.73

Charges for Unusual Items:

  European Legal
    Judgment.....................................   (11.1)               (.02)                 -                   -

  Brazil
    Tax Credits..................................       -                   -              (13.5)               (.03)

  Change in Accounting
    Principle....................................       -                   -              (11.4)               (.02)

  Business Improvement
    Programs.....................................       -                   -              (15.4)               (.03)
                                                    ------             ------             ------              ------

Net Income.......................................   $815.0             $ 1.60             $863.8              $ 1.65
                                                    ======             ======             ======              ======

Average Diluted Common
  Shares Outstanding.............................                       510.4                                  523.1


OTHER INFORMATION:

                                                                                                 SIX MONTHS
                                                                                               ENDED JUNE 30
                                                                                       -----------------------------
                                                                                         2003                  2002
                                                                                       -------               -------

Cash Dividends Declared
  Per Share......................................                                      $   .68               $   .60

Capital Spending.................................                                       402.1                 382.0


                                                                                               AS OF JUNE 30
                                                                                       -----------------------------

                                                                                         2003                  2002
                                                                                       -------               -------

Number of Common Shares
  Outstanding....................................                                       507.0                 517.2

Unaudited

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

                                                        KIMBERLY-CLARK CORPORATION
                                                           PERIOD ENDED JUNE 30
                                                   (Millions, except per share amounts)

                                                                            Three Months
                                                                            Ended June 30
                                                                   ----------------------------

                                                                     2003                 2002              Change
                                                                   --------            --------             ------

Net Sales......................................................    $3,544.6            $3,408.9             + 4.0%
  Cost of products sold........................................     2,337.4             2,166.1             + 7.9%
                                                                   --------            --------

Gross Profit...................................................     1,207.2             1,242.8             - 2.9%
  Marketing, research and general
    expenses...................................................       579.5               587.3             - 1.3%
  Other (income) expense, net..................................        20.8                31.2               N.M.
                                                                   --------            --------

Operating Profit...............................................       606.9               624.3             - 2.8%
  Interest income..............................................         4.3                 3.5             +22.9%
  Interest expense.............................................       (44.6)              (45.1)            - 1.1%
                                                                   --------            --------

Income Before Income Taxes.....................................       566.6               582.7             - 2.8%
  Provision for income taxes...................................       164.9               163.2             + 1.0%
                                                                   --------            --------

Income Before Equity Interests.................................       401.7               419.5             - 4.2%
  Share of net income of equity
    companies..................................................        30.3                21.5             +40.9%
  Minority owners' share of
    subsidiaries' net income...................................       (14.7)              (16.4)            -10.4%
                                                                   --------            --------



Net Income ....................................................    $  417.3            $  424.6             - 1.7%
                                                                   ========            ========


Net Income Per Share - Diluted.................................    $    .82            $    .81             + 1.2%
                                                                   ========            ========
















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                           KIMBERLY-CLARK CORPORATION
                              PERIOD ENDED JUNE 30
                      (Millions, except per share amounts)


Notes (Three Months):

1. In 2002, charges (credits) for unusual items are included as follows: cost of products sold - $6.6 million; marketing, research and general expenses - $8.5 million; other (income) expense, net - $26.5 million; share of net income of equity companies - $1.4 million; and minority owners' share of subsidiaries' net income - $(6.0) million.

2. The Corporation accounts for stock-based compensation using the intrinsic-value method. The following presents pro forma information about net income and earnings per share as if the Corporation had applied fair value expense recognition to all employee stock options granted.

        (Millions of dollars, except per share amounts)    2003              2002
        --------------------------------------------------------------------------

        Pro forma net income...........................   $403.9            $406.4

        Pro forma earnings per share - diluted.........      .79               .78





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                                                                - 14 -

                                                      KIMBERLY-CLARK CORPORATION
                                                         PERIOD ENDED JUNE 30
                                                 (Millions, except per share amounts)



                                                                              Six Months
                                                                            Ended June 30
                                                                   ----------------------------

                                                                      2003                2002              Change
                                                                   --------             -------             ------

Net Sales......................................................    $7,004.3             $6,739.8            + 3.9%
  Cost of products sold........................................     4,593.5              4,284.6            + 7.2%
                                                                   --------             --------

Gross Profit...................................................     2,410.8              2,455.2            - 1.8%
  Marketing, research and general
    expenses...................................................     1,168.4              1,153.5            + 1.3%
  Other (income) expense, net..................................        56.2                 12.5              N.M.
                                                                   --------             --------

Operating Profit...............................................     1,186.2              1,289.2            - 8.0%
  Interest income..............................................         9.1                  7.2            +26.4%
  Interest expense.............................................       (87.6)               (91.8)           - 4.6%
                                                                   --------             --------

Income Before Income Taxes.....................................     1,107.7              1,204.6            - 8.0%
  Provision for income taxes...................................       322.4                348.3            - 7.4%
                                                                   --------             --------

Income Before Equity Interests.................................       785.3                856.3            - 8.3%
  Share of net income of equity
    companies..................................................        56.3                 53.9            + 4.5%
  Minority owners' share of
    subsidiaries' net income...................................       (26.6)               (35.0)           -24.0%
                                                                   --------             --------

Income Before Cumulative Effect
  of Accounting Change.........................................       815.0                875.2            - 6.9%

Cumulative effect of accounting
  change, net of income taxes..................................           -                (11.4)             N.M.
                                                                   --------             --------

Net Income ....................................................    $  815.0             $  863.8            - 5.6%
                                                                   ========             ========


Per Share Basis - Diluted:

  Income Before Cumulative Effect
    of Accounting Change.......................................    $   1.60             $   1.67            - 4.2%

  Cumulative effect of accounting
    change, net of income taxes................................           -                 (.02)             N.M.
                                                                   --------             --------

  Net Income...................................................    $   1.60             $   1.65            - 3.0%
                                                                   ========             ========





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                           KIMBERLY-CLARK CORPORATION
                              PERIOD ENDED JUNE 30
                      (Millions, except per share amounts)


Notes (Six Months):

1. In 2003, charges for unusual items are included as follows: other (income) expense, net - $15.6 million.

2. In 2002, charges (credits) for unusual items are included as follows: cost of products sold - $14.1 million; marketing, research and general expenses - $9.9 million; other (income) expense, net - $26.5 million; share of net income of equity companies - $1.4 million; minority owners' share of subsidiaries' net income - $(7.3) million; and cumulative effect of accounting change, net of income taxes - $11.4 million.

3. The Corporation accounts for stock-based compensation using the intrinsic-value method. The following presents pro forma information about net income and earnings per share as if the Corporation had applied fair value expense recognition to all employee stock options granted.


        (Millions of dollars, except per share amounts)    2003            2002
        ------------------------------------------------------------------------

        Pro forma net income.........................     $785.6          $828.9

        Pro forma earnings per share - diluted......        1.54            1.58







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

                                         KIMBERLY-CLARK CORPORATION
                                       SELECTED BUSINESS SEGMENT DATA
                                            PERIOD ENDED JUNE 30

                                         Three Months                                  Six Months
                                         Ended June 30                               Ended June 30
                                   ------------------------------------         ------------------------------------
                                     2003            2002        Change           2003            2002        Change
                                   --------        --------      ------         --------        --------      ------

NET SALES:

Personal Care...................   $1,328.9        $1,329.1        0.0%         $2,611.4        $2,586.3      + 1.0%
Consumer Tissue.................    1,287.1         1,215.2      + 5.9%          2,612.4         2,470.0      + 5.8%
Business-to-
   Business.....................      967.4           898.4      + 7.7%          1,855.2         1,751.3      + 5.9%

Intersegment
   Sales........................      (38.8)          (33.8)       N.M.            (74.7)          (67.8)       N.M.
                                   --------        --------                     --------        --------

Consolidated....................   $3,544.6        $3,408.9      + 4.0%         $7,004.3        $6,739.8      + 3.9%
                                   ========        ========                     ========        ========

OPERATING PROFIT: (a)

Personal Care...................   $  273.7        $  293.3      - 6.7%         $  533.9        $  557.4      - 4.2%
Consumer Tissue.................      197.9           221.0      -10.5%            431.7           466.2      - 7.4%
Business-to-
   Business.....................      181.3           171.1      + 6.0%            325.8           331.0      - 1.6%

Other income (expense),
   net..........................      (20.8)          (31.2)       N.M.            (56.2)          (12.5)       N.M.

Unallocated items -
   net..........................      (25.2)          (29.9)       N.M.            (49.0)          (52.9)       N.M.
                                   --------        --------                     --------        --------

Consolidated....................   $  606.9        $  624.3      - 2.8%         $1,186.2        $1,289.2      - 8.0%
                                   ========        ========                     ========        ========

Notes:

(a) Operating profit includes charges for unusual items as follows:


                                                                  Three Months            Six Months
                                                                  Ended June 30         Ended June 30
                                                               ----------------         ---------------

                                                               2003        2002         2003       2002
                                                               ----        ----         ----       ----

      Personal Care....................................        $  -       $ 4.6        $   -      $ 8.0
      Consumer Tissue..................................           -         7.3            -       11.5
      Business-to-Business.............................           -         3.2            -        4.5
      Other income (expense),
         net...........................................           -        26.5         15.6       26.5
                                                               ----       -----        -----      -----

      Consolidated.....................................        $  -       $41.6        $15.6      $50.5
                                                               ====       =====        =====      =====




                                                     - more -

Description of Business Segments

The Corporation is organized into operating segments based on product groupings. These operating segments have been aggregated into three reportable global business segments: Personal Care; Consumer Tissue; and Business-to-Business. Each reportable segment is headed by an executive officer who reports to the Corporation's Chief Executive Officer and is responsible for the development and execution of global strategies to drive growth and profitability of the Corporation's worldwide personal care, consumer tissue and business-to-business operations. These strategies include global plans for branding and product positioning, technology and research and development programs, cost reductions including supply chain management, and capacity and capital investments for each of these businesses. The principal sources of revenue in each of our global business segments are described below.

The Personal Care segment manufactures and markets disposable diapers, training and youth pants and swimpants; feminine and incontinence care products; and related products. Products in this segment are primarily for household use and are sold under a variety of brand names, including Huggies, Pull-Ups, Little Swimmers, GoodNites, Kotex, Lightdays, Depend, Poise and other brand names.

The Consumer Tissue segment manufactures and markets facial and bathroom tissue, paper towels and napkins for household use; wet wipes; and related products. Products in this segment are sold under the Kleenex, Scott, Cottonelle, Viva, Andrex, Scottex, Page, Huggies and other brand names.

The Business-to-Business segment manufactures and markets facial and bathroom tissue, paper towels, wipers and napkins for away-from-home use; health care products such as surgical gowns, drapes, infection control products, sterilization wraps, disposable face masks and exam gloves, respiratory products, and other disposable medical products; printing, premium business and correspondence papers; specialty and technical papers; and other products. Products in this segment are sold under the Kimberly-Clark, Kleenex, Scott, Kimwipes, WypAll, Surpass, Safeskin, Tecnol, Ballard and other brand names.




N.M.-Not meaningful
Unaudited

                           KIMBERLY-CLARK CORPORATION
  Supplemental Consolidated Information Reconciling Non-GAAP Financial Measures
         To Reported (GAAP) Financial Measures in Earnings Press Release
                                of July 23, 2003






OUTLOOK FOR 2003
----------------

Estimated Full-Year 2003 Diluted Earnings Per Share
---------------------------------------------------

Earnings Per Share
   Before Unusual items..............................               $3.36

European Legal Judgment..............................               (0.02)

Callable Bonds.......................................           (0.02) - (0.03)
                                                                ---------------

Earnings Per Share - Diluted.........................            $3.32 - $3.31
                                                                ===============


DEFINITIONS
-----------

Net Debt and Preferred Securities
---------------------------------

Net debt is total debt less cash and cash equivalents and time deposits.


Return on Invested Capital (ROIC)
---------------------------------

ROIC is calculated based on the sum of annualized enterprise operating profit(1), before unusual items, plus goodwill expense, on an after tax basis divided by invested capital. Invested capital is calculated on an enterprise basis(1) as the sum of accounts receivable, net; inventories; property, net; and gross goodwill less accounts payable on a rolling average 12-month basis.




(1) As if equity companies were 100% owned by K-C.
















Unaudited


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